Exhibit 99.1

LECG CORPORATION APPOINTS ALISON DAVIS TO BOARD OF DIRECTORS

Emeryville, CA, October 30, 2007 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, today announced that its board of directors has appointed Alison Davis as a new member. The board also voted to increase the number of board directors to nine. With the appointment of Ms. Davis, there are currently eight members on the board.

Alison Davis, a general partner and the managing partner of Belvedere Capital Partners, a leading private equity firm, joins the board as an independent director under NASDAQ Rule 4200(a)(15). Ms. Davis has been appointed to the board’s audit and compensation committees.

Garrett F. Bouton, LECG’s chairman, stated, “The board joins me in welcoming Alison Davis. Alison is an accomplished financial executive experienced in guiding public companies as they evolve, and her independent perspective and corporate governance acumen should prove instrumental to LECG. We look forward to her contributions as the company builds a more sustainable platform for value enhancing growth.”

Ms. Davis, 46, is the managing partner of Belvedere Capital Partners. She sits on boards of directors of other public and private companies. Before joining Belvedere Capital, Ms. Davis served as chief financial officer and Global Management Committee member for Barclays Global Investors. Prior to this, she served as senior partner, practice leader, and North American Management Committee member with A.T. Kearney, Inc., and was a consultant with McKinsey & Company. She holds a master's degree in business administration from Stanford University and master's and bachelor's degrees in economics from Cambridge University.

In a separate press release issued today, LECG announced third quarter 2007 results.

About LECG

LECG, a global expert services firm with more than 850 experts and professionals in 32 offices around the world, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Contacts

Steven R. Fife, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com